Exhibit 99.1

B2Digital Launches “B2 Instastore” PPV Affiliate Marketing System for

Fans, Fighters, and Followers Ahead of First Major B2 Fall MMA Event

TAMPA, FL, August 25, 2020 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce the launch of the Company’s new “B2 Instastore” system, which provides a convenient, fast, and simple way to sign up for the Company’s new B2 Social Media Storefronts platform (“B2 Storefronts”).

For those interested, please navigate to www.b2instastore.com to sign up. It’s free, and you will receive a link to your very own affiliate marketing “Storefront” Link by email within seconds. You can then post this link on the pages of your own social media network. If your friends use it to buy tickets to watch B2 LIVE Pay-Per-View Events, you receive a commission for each sale.

“The B2 Instastore feature is really something we feel has the potential to revolutionize the live-event PPV marketing game,” remarked Greg P. Bell, Chairman & CEO of B2Digital. “Imagine all of your fans and followers deciding to become a giant distributed affiliate marketing team helping you sell tickets to your event. The technology is seamless. We are already seeing a strong response. And the timing couldn’t be better – having this system up and fully functional ahead of our first major event in the busy B2 Fighting Series Fall Season carries the potential to provide us with a defining boost in the months ahead.”

Management notes that the launch of the B2 Instastore system comes just days before the kick-off of the B2 Fall Fighting Series Fall Season, which is set to feature thirteen (13) live fight events over three and half months, beginning with Strikehard 55 MMA in Tuscaloosa, Alabama on August 29 – this Saturday.

In addition, as announced in the Company’s August 13 release, B2Digital just signed a definitive pay-per-view agreement with PrestoSports, LLC (“PrestoSports”) to cover all thirteen live events. More than 100,000 PPV events were hosted on the PrestoSports platform in 2019 alone. PrestoSports caters to several NCAA Division I programs and is already the official website and streaming provider of the NAIA, NJCAA and more than 100 athletic conferences.

The B2 Instastore platform is now live and fully functional.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

About B2Digital Inc.

With extensive background in entertainment, television, video and technology, B2Digital (OTC: BTDG) is now forging ahead and becoming a full-service live event sports company. Capitalizing on the combination of B2Digital CEO Greg P. Bell’s expertise and involvement with more than 40,000 live events over his career for major sports leagues and entertainment venues, B2Digital is in the process of developing and acquiring MMA and sports-related companies to build an integrated Premier Development League, Expand the B2 Official Training Facility Program Network and Continue the growth of the B2 Social Media Network for the multibillion-dollar mixed martial arts (“MMA”) industry.

B2Digital intends to create and develop league champions that will move on to the MMA major leagues from the Company’s B2 Fighting Series brand. Each year, the top fighters will be invited to the annual B2 Fighting Series National Championship live event.

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B2Digital has developed and deployed the systems and technologies for the operation of the B2 Fighting Series, “B2FS”. This includes social media marketing, event management, digital ticketing sales, digital video distribution, digital marketing, PPV, FTV (Free to View), merchandise sales, brand management and financial control systems. B2Digital owns all rights for TV, internet, social media, media, merchandising and trademarks, and branding for the B2Digital companies.

B2Digital: MMA’s Premier Development League

www.b2digitalotc.com

About PrestoSports

PrestoSports is a software-as-a-service company providing sports technology to athletic programs, colleges and conference offices. The company is also the official website and streaming provider of the NAIA, NJCAA and more than 100 athletic conferences. Backed by Battery Ventures, PrestoSports delivers solutions for building athletic brands, igniting fans, and funding sports programs. Battery Ventures formed its sports division in 2017 which included the acquisitions of PrestoSports, Stretch Internet, and Black Diamond (SIDHelp). PrestoSports is committed to delivering customers a more expansive suite of software solutions to help them nurture and grow their tight-knit communities of members, fans, athletes, and coaches.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:

information@b2fs.com

Public Relations:

Tiger Global Management

info@TigerGMP.com

www.TigerGMP.com

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